Amendment No. 3 to
                                                     SEC File No. 70-9565





                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-1

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                               300 Madison Avenue

                          Morristown, New Jersey 07960

               (Name of company filing this statement and address
                         of principal executive office)

                                    GPU, INC.

          (Name of top registered holding company parent of applicant)

T. G. Howson,                             Douglas E. Davidson, Esq.
Vice President and Treasurer              Berlack, Israels & Liberman LLP
S. L. Guibord, Secretary                  120 West 45th Street
GPU Service, Inc.                         New York, New York 10036
300 Madison Avenue
Morristown, New Jersey  07960


D. C. Brauer
Vice President
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07960



                   (Names and addresses of agents for service)

      GPU hereby amends its Application on Form U-1, docketed in SEC File No. 70-9565, as heretofore amended, as follows:

        By filing the following exhibits in Item 6 thereof:

                (a)     Exhibits:

                     A    -     EnerTech   Capital   Partners  L.P.   Limited
                                Partnership Agreement, as amended --- filed separately pursuant to request for confidential treatment under Rule 104(b).

                     F-1  -     Opinion of Berlack, Israels & Liberman LLP.

                     F-2  -     Opinion of Ryan, Russell,
                                Ogden & Seltzer LLP.

                                    SIGNATURE

            PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANY HAS DULY CAUSED THIS STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                       GPU, INC.




                                       By: /s/ T. G. Howson
                                           ----------------
                                            T. G. Howson,
                                            Vice President and Treasurer


Date:  January 24, 2000